    Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is entered into this 23rd of August 2017 and is effective as of the 1st day of January, 2017 (the “Effective Date”), between Sinclair Broadcast Group, Inc., a Maryland corporation ("SBG"), and Christopher Ripley ("Employee").

R E C I T A L S

A.SBG, through its direct and indirect wholly-owned subsidiaries, including but not limited to Sinclair Television Group, Inc., a Maryland corporation (“STG”), owns or operates television broadcast stations and invests in and/or manages some industry related and non-industry related businesses.

B.On February 26, 2014, the Employee entered into an Employment Agreement (the “Initial Employment Agreement”) with SBG, pursuant to which Employee became the SBG’s Chief Financial Officer.

C.On or about November 11, 2016, SBG’s Board, pursuant to a management restructure, elected the Employee as its Chief Executive Officer and President, effective as of January 1, 2017.

D.    The parties hereto desire that this Agreement shall state any and all understandings and agreement(s) between them (written and verbal, formal and informal) that precede the date of this Agreement and the Effective Date and relate in any manner to the terms and conditions of Employee’s employment, including any prior understandings and agreements, which shall all be deleted, superseded, and replaced in their entirety by this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF the mutual covenants herein contained, the parties hereto agree as follows:

1.    Duties.

1.1.    Employment Duties.    Upon the terms and subject to the other provisions of this Agreement, Employee will be, as of the Effective Date and continuing thereafter, employed by SBG as its Chief Executive Officer and President. In such capacity, Employee will:

(a)report to the Board of Directors of SBG (the “SBG Board”) and the Executive Chairman of SBG (the “SBG Chairman”);

(b)    have such responsibilities and perform such duties as are customarily assigned to a chief executive officer and president of a public company of comparable size and as may from time to time be established and assigned by the SBG Board or the SBG Chairman.

1.2.    Full-Time Employment. The Employee agrees to devote Employee's full working time, attention, and best efforts exclusively to the business of SBG and its direct and indirect subsidiaries.

1.3.    Location.    During the Employment Term, Employee’s services under this Agreement shall be performed principally in the Baltimore, Maryland Metropolitan Area (i.e., Baltimore City, the District of Columbia, and the surrounding counties of each such city) , Baltimore County, Howard County, and Anne Arundel County), or such other location(s) as may from time to time be designated by the appropriate official at SBG. The parties acknowledge and agree that the nature of Employee’s duties hereunder shall, in any event, require reasonable travel from time to time consistent with travel obligations inherent with the title, duties, and responsibilities of the Employee or as may be from time to time reasonably directed by the SBG Board or the SBG Chairman.

2.    Term.

2.1.    Term.    The term of Employee's employment under this Agreement (the "Employment Term") shall begin on the Effective Date and continue until employment is terminated in accordance with Section 4 of this Agreement.

2.2.    At Will Employment.    Notwithstanding anything else in this Agreement to the contrary, including, without limitation, the provisions of Section 2.1, Section 3, or Section 4 of this Agreement, the employment of Employee is not for a specified period of time, and SBG or Employee may terminate the employment of Employee with or without Cause (as defined in Section 4.1(c) of this Agreement) at any time for any reason. As of the date of this Agreement, there is not, nor will there be on the Effective Date or at any time in the future, unless by a writing signed by all of the parties to this Agreement, any express or implied agreement as to the continued employment of Employee.

3.    Compensation and Benefits.

3.1.    Compensation.        Subject to the terms of this Agreement, SBG shall compensate Employee in the form of salary and bonus compensation. The Employee’s initial annual salary is One Million Two Hundred Fifty Thousand Dollars and No Cents ($1,250,000.00) (the “Base Salary”), which shall be paid to Employee consistent with Company’s policies in effect from time to time.  During each calendar year, any increases to the Base Salary shall be determined by the Compensation Committee of SBG (the “Compensation Committee”). In addition, Employee shall have the right to earn an annual discretionary performance bonus (the “Performance Bonus”) as determined by the Compensation Committee in its absolute and complete discretion, which may include a cash portion thereof up to one hundred fifty per cent (150%) of the Employee’s Base Salary for the year in which such performance bonus is paid. Any such Performance Bonus shall be determined and payable after the Compensation Committee has had the opportunity to review any information that it determines is necessary, appropriate, or relevant for or to such determination. Any changes (increases or decreases) to the Base Salary and/or Performance Bonus may be made in any manner determined by the Compensation Committee in its sole and compete discretion without altering any other terms of this Agreement. Any deferred portion of Employee’s total compensation will be controlled by the terms of this Agreement, as may be amended from time to time only by subsequent written agreement(s) that are executed in accordance with this Agreement and in particular Sections 11.8 and 11.14 hereof.

3.2.    Vacation.    During each calendar year during the Employment Term, Employee shall be entitled to paid vacation leave in an amount determined in accordance with such policies in effect from time to time at SBG.

3.3.    Health Insurance and Other Benefits.    During the Employment Term, Employee shall be eligible to participate in health insurance programs that may from time to time be provided by SBG for its employees generally, and Employee shall be eligible to participate in such other employee benefits plans that may from time to time be provided by SBG to its employees generally.

3.4.    Tax Issues.    To the extent taxable to Employee, Employee will be responsible for accounting for and payments of taxes on the benefits provided to Employee, and Employee will keep such records regarding uses of these benefits as SBG reasonably requires and will furnish SBG all such information as may be reasonably requested by it with respect to such benefits.

3.5.    Expenses.    SBG shall reimburse Employee for reasonable travel expenses that are reasonably necessary or appropriate for a business purpose.  Any question as to whether any such travel expense is subject to reimbursement shall be determined by the SBG Board and/or the SBG Chairman, as the case may be.  Employee shall also be reimbursed for all other reasonable business expenses incurred by Employee during the Employment Term on behalf of SBG in accordance with corporate policies established from time to time by SBG and with the prior review and approval by the SBG Board or SBG Chairman (such approval not to be unreasonably denied, delayed, or withheld). Without limiting the generality of the foregoing, any expense reimbursement pursuant to this Section 3.5 shall be subject to Employee supplying to SBG itemized accounts or receipts in accordance with SBG’s procedures and policies with respect to reimbursement of expenses in effect from time to time.

4.    Employment Termination.

4.1.    Termination Events.

(a)    The Employment Term will end, and the parties will not have any rights or obligations under this Agreement (except for the rights and obligations under those Sections of this Agreement that are continuing and will survive the end of the Employment Term, as specified in Section 11.10 of this Agreement) on the earliest to occur of the following events (each a "Termination Date"):

(1)    the death of Employee;

(2)    the termination of Employment as a result of Employee’s Disability (as defined in Section 4.1(b) of this Agreement);

(3)    the termination of Employee's employment by Employee without Good Reason (as defined in Section 4.1(d) of this Agreement);

(4)    the termination of Employee's employment by SBG for Cause (as defined in Section 4.1(c) of this Agreement);

(5)    the termination of Employee's employment by SBG without Cause; or

(6)    the termination of Employee’s employment by Employee for Good Reason (as defined in Section 4.1(d) of this Agreement) within three (3) months of the inception of the event giving rise to the Good Reason; provided, however, the Employee has first given the Employer written notice of the Good Reason within ten (10) business days of its occurrence and thirty (30) days following such notice to correct it.

(b)    Except as is provided in the last sentence of this Section 4.1(b), for the purposes of this Agreement, "Disability" means Employee's inability, whether mental or physical, to perform the normal duties of Employee's position for ninety (90) days (which need not be consecutive) during any twelve (12) consecutive month period, and the effective date of such Disability shall be the day next following such ninetieth (90th) day. If SBG and Employee are unable to agree as to whether Employee is disabled, the question will be decided by a physician to be paid by SBG and designated by SBG, subject to the approval of Employee (which approval may not be unreasonably withheld) whose determination will be final and binding on the parties. Notwithstanding anything in this Section 4.1(b) or in this Agreement to the contrary, to the extent necessary to prevent a violation of section 409A of the Internal Revenue Code (and any guidance issued thereunder), "Disability" means a medically determinable physical or mental impairment which qualifies Employee for total disability benefits under the Social Security Act and/or which, in the opinion of SBG (based upon such evidence as it deems satisfactory): (i) can be expected to result in death or to last at least twelve (12) months, and (ii) will prevent Employee from performing any substantial gainful activity.

(c)    For the purposes of this Agreement, "Cause" means any of the following: (i) the wrongful appropriation for Employee's own use or benefit of property or money entrusted to Employee by SBG or its direct or indirect subsidiaries, (ii) the conviction or granting of a Probation Before Judgment (or similar such finding or determination if not by a Maryland court) of a felony involving moral turpitude, deceit, or fraud, (iii) Employee's continued willful disregard of Employee's duties and responsibilities hereunder after written notice of such disregard and the reasonable opportunity to correct such disregard, (iv) Employee's continued violation of SBG policy after written notice of such violations (such policy may include policies as to drug or alcohol abuse) and the reasonable opportunity to cure such violations, (v) any willful misconduct or negligence by Employee which is reasonably likely (in the opinion of SBG’s outside Federal Communications Commission (“FCC”) counsel) to actually jeopardize a FCC license of any broadcast station owned directly or indirectly by SBG or STG or programmed, directly or indirectly, by STG; (vi) any misconduct or negligence by Employee which is reasonably likely (in the opinion of SBG’s outside Corporate or Securities counsel) to directly or indirectly jeopardize or adversely affect any of SBG’s public or private financings or the public registration of any applicable SBG capital stock or debt; (vi) the continued insubordination of Employee and/or Employee’s repeated failure to follow the reasonable directives of the SBG Board or SBG Chairman after written notice of such insubordination or the failure to follow such reasonable directives. Upon a termination for Cause, all of Employee’s duties as described in Section 1 of this Agreement shall terminate and the Employee’s employment under this Agreement shall cease.

(d)    For purposes of this Agreement, “Good Reason” means any of the following: (i) a more than five percent (5.0%) reduction in Employee’s Base Salary (other than a reduction consistent with a company-wide reduction in pay affecting substantially all executive employees of SBG and its subsidiaries); (ii) the relocation of Employee’s principal place of employment more than fifty (50) miles from the Baltimore, Maryland Metropolitan Area; (iii) a reduction in the material duties of Employee or a material change in Employee’s working conditions; or (iv) if Employee is no longer SBG’s Chief Executive Officer or President or no longer reports to the SBG Board or the SBG Chairman.

4.2.    Termination Payments.

(a)If Employee's employment is terminated pursuant to Section 4.1(a)(1) (i.e., upon his death), SBG shall pay to the person or persons designated by Employee pursuant to Section 11.19 (or, if no such written designation has been made, Employee's estate), all of the following:

1.    within thirty (30) days after the Termination Date, the pro rata portion of the Base Salary with respect to the then current year that would have been payable to Employee under Section 3.1 had the Employment Term ended on the last day of the month in which the Termination Date occurs;

2.    within thirty (30) days after the Termination Date, a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by Sinclair and consistent with Section 3 of this Agreement); and

3.    a separation payment equal to one (1) month’s Base Salary in effect at the time of termination (not including bonuses) for each full year of his continuous employment with SBG (the “Separation Payment”).

(b)If Employee's employment is terminated pursuant to Section 4.1(a)(2) of this Agreement (i.e., upon his Disability), SBG shall pay all of the following:

1.     within thirty (30) days after the Termination Date, the pro rata portion of the Base Salary with respect to the then current year that would have been payable to Employee under Section 3.1 had the Employment Term ended on the last day of the month in which the Termination Date occurs;
2.    within thirty (30) days after the Termination Date, a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by Sinclair and consistent with Section 3 of this Agreement); and
3.    the Separation Payment.

(c)If Employee's employment is terminated pursuant to Section 4.1(a)(3) of this Agreement (i.e., by Employee without Good Reason), SBG shall pay to the Employee within thirty (30) days after the Termination Date, the pro rata portion of the Base Salary due Employee up to and including the Termination Date, along with a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by Sinclair and consistent with Section 3 of this Agreement).

(d)If Employee's employment is terminated pursuant to Section 4.1(a)(4) of this Agreement (i.e., by SBG for Cause), SBG shall pay to Employee within thirty (30) days after the Termination Date, the pro rata portion of the Base Salary due Employee up to and including the Termination Date, along with a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by Sinclair and consistent with Section 3 of this Agreement).

(e)If Employee's employment is terminated pursuant to Section 4.1(a)(5) of this Agreement (i.e., by SBG without Cause) or pursuant to Section 4.1(a)(6) of this Agreement (i.e., by Employee for Good Reason), SBG shall pay Employee all of the following:

1.     within thirty (30) days after the Termination Date, the pro rata portion of the Base Salary with respect to the then current year that would have been payable to Employee under Section 3.1 of this Agreement had the Employment Term ended on the last day of the month in which the Termination Date occurs;

2.    within thirty (30) days after the Termination Date, a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by Sinclair and consistent with Section 3 of this Agreement); and

3.    a Severance Payment equal to the sum of:

(i)    one (1) times the sum of:

(A)    Employee’s annual Base Salary (as in effect at the Termination Date or, if higher at any time within the ninety (90) days preceding such Termination Date, such higher Base Salary) and

(B)    the average of any cash portions of Performance Bonus(es) paid to Employee for the two (2) calendar years immediately preceding the Termination Date (or, if the Termination Date occurs on or after the determination of the 2017 Performance Bonus payable to Employee, but prior to the determination and payment of the Performance Bonus in respect of 2018, an amount equal to the cash portion of the Performance Bonus payable to Employee for his 2017 services, and

(ii)    the amount equal to the sum of the Section 8.1 cash bonus, the grant date value reportable in SBG’s annual proxy statement for any “Section 8.1 Common Stock Grants”, “Section 8.1 Common Stock Option Grants” and any “Section 8.1 SARs Grants” (as each such term is defined in Section 8.2 of this Agreement) that have been made for the year immediately preceding the Employee’s Termination Date.

5.    Confidentiality and Non-Competition.

5.1.    Confidential Information.

(a)    During Employee’s employment hereunder (and at all times thereafter), Employee shall:

(1)    keep all "Confidential Information" (as defined in Section 5.1(b) of this Agreement) in trust for the use and benefit of SBG, STG, their direct and indirect subsidiaries, and all broadcast stations owned, operated, or programmed directly or indirectly by SBG, STG, or their direct or indirect subsidiaries (collectively, the “SBG Entities”);

(2)    not at any time during or after the termination of Employee's employment with SBG, directly or indirectly, use, publish, disseminate, distribute, or otherwise disclose any Confidential Information, except as (i) required by Employee's duties under this Agreement, (ii) authorized by the SBG Board and/or the SBG Chairman, or (iii) required by law or any order, rule, or regulation of any court or governmental agency (but only after notice to SBG of such requirement);

(3)    take all reasonable steps necessary, or reasonably requested by any of the SBG Entities, to ensure that all Confidential Information is kept confidential for the use and benefit of the SBG Entities; and

(4)    upon termination of Employee's employment or at any other time any of the SBG Entities in writing so request, promptly deliver to such SBG Entity all materials constituting Confidential Information relating to such SBG Entity (including all copies) that are in Employee's possession or under Employee's control. If requested by any of the SBG Entities to return any Confidential Information, Employee will not make or retain any copy of or extract from such materials.

(b)    For purposes of this Section 5.1, Confidential Information means any proprietary or confidential information of or relating to any of the SBG Entities that is not generally available to the public. Confidential Information includes all information developed by or for any of the SBG Entities (by the Employee or otherwise) concerning marketing used by any of the SBG Entities, suppliers, or customers (including advertisers) with which any of the SBG Entities has dealt prior to the Termination Date, plans for development of new services and expansion into new areas or markets, internal operations, financial information, operations, budgets, and any trade secrets or proprietary information of any type owned by any of the SBG Entities, together with all written, graphic, other materials relating to all or any of the same, and any trade secrets as defined in the Maryland Uniform Trade Secrets Act, as amended from time to time.

5.2.    Non-Competition/Non-Hire/Non-Solicitation.

(a)    If Employee's employment is terminated (i) pursuant to Section 4.1(a)(3) of this Agreement (i.e., by Employee without Good Reason) or (ii) pursuant to Section 4.1(a)(4) of this Agreement (i.e., for Cause), Employee shall not, for a period of twelve (12) months after termination, directly or indirectly, participate in any activity involved in the ownership or operation of any television broadcast station, any cable television channel, or similar enterprise within any Designated Market Area (as defined in Section 5.2(f) of this Agreement) in which any of the SBG Entities owns, operates, programs, or supplies substantially all of the program services to a broadcast station immediately prior to such termination. As used herein, "participate" means lending one's name to, acting as a consultant or adviser for, being employed by, or acquiring any direct or indirect interest in any business or enterprise, whether as a stockholder, partner, officer, director, employee, consultant, or otherwise.

(b)    While employed by SBG or any of the SBG Entities, and for twelve (12) months thereafter (regardless of the reason why Employee's employment is terminated), Employee will not directly or indirectly:

(1)    hire, attempt to hire, or to assist any other person or entity in hiring or attempting to hire any employee of any of the SBG Entities or any person who was an employee of any of the SBG Entities within the prior twelve- (12) month period; or

(2)    solicit, in competition with any of the SBG Entities, the business of any customer of any of the SBG Entities or any entity whose business any of the SBG Entities solicited during the twelve- (12) month period prior to Employee's termination, provided, however, that the foregoing provision of this Section 5.2(b) shall not restrict (i) any general solicitation for employment that is not specifically directed at employees of SBG or any of its affiliates or (ii) any solicitation of any person referred by a third-party search agency through a general search not targeted at employees of SBG or any of its affiliates.

(c)    Notwithstanding anything else contained in this Section 5.2, (i) Employee may at any time own, for investment purposes only, up to five percent (5%) of the stock of any publicly-held corporation whose stock is either listed on a national stock exchange or on the NASDAQ National Market System if Employee is not otherwise affiliated with such corporation, and (ii) after the Employment Term only, Employee shall not be prohibited from participating with any entity whose earnings before interest, taxes, depreciation, and amortization ("EBITDA") from the sale, utilization, or development of digital television spectrum, when combined with the earnings derived from the operation of television stations, is twenty-five percent (25%) or less of such entity’s total EBITDA; provided, however, Employee’s participation with such entity shall not directly or indirectly be with (A) any television division, affiliate, or subsidiary of any such entity or (B) any other division, subsidiary, or affiliate of any such entity involved in the sale, utilization, or development of the digital television spectrum owned or controlled by such entity.

(d)    In the event that (i) SBG places all or substantially all of its television broadcast stations up for sale within twelve (12) months after termination of Employee's employment hereunder, or (ii) Employee's employment is terminated in connection with the disposition of all or substantially all of such television broadcast stations (whether by sale of assets, equity, or otherwise), Employee agrees to be bound by, and to execute such additional instruments as may be necessary or desirable to evidence Employee's agreement to be bound by, the terms and conditions of any non-competition provisions contained in the purchase and sale agreement for such stations, without receiving any consideration therefore beyond that expressed in this Agreement. Notwithstanding the foregoing, in no event shall Employee be bound by, or obligated to enter into, any non-competition provisions referred to in this Section 5.2 that extend beyond twelve (12) months from the date of termination of Employee's employment hereunder or whose scope extends the scope of the non-competition provisions set forth in Section 5.2(a) of this Agreement.

(e)    The twelve- (12) month time period referred to in this Section 5.2 of this Agreement shall be tolled on a day-for-day basis for each day during which Employee participates in any activity in violation of Section 5.2 of this Agreement so that Employee shall be restricted from engaging in the conduct referred to in Section 5.2 of this Agreement for a full twelve (12) months.

(f)    For purposes of this Section 5.2, Designated Market Area shall mean the designated market area ("DMA") as defined by The A.C. Nielsen Company (or such other similar term as is used from time to time in the television broadcast community).

5.3.    Non-Disparagement.    Each party agrees and covenants that they will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the other party (and in the case of SBG, any SBG Entity or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties). This does not, in any way, restrict or impede a party hereto from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Each party shall promptly provide written notice of any such order to the other party.

5.4.    Acknowledgment.    Employee acknowledges and agrees that this Agreement (including, without limitation, the provisions of Sections 5 and 6 of this Agreement) is a condition of Employee being employed by SBG, Employee having access to Confidential Information, being eligible to receive the items referred to in Section 3 of this Agreement, Employee's advancement at SBG/STG, and Employee being eligible to receive other special benefits at SBG/STG; and further, that this Agreement is entered into, and is reasonably necessary, to protect the SBG Entities' investment in Employee's training and development, and to protect the goodwill, trade secrets, business practices, and other business interests of the SBG Entities.

6.    Remedies.

6.1.    Injunctive Relief.    The covenants and obligations contained in Section 5 of this Agreement relate to matters which are of a special, unique, and extraordinary character, and a violation of any of the terms of such Section will cause irreparable injury to the SBG Entities, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, SBG Entities will be entitled to an injunction, a restraining order, or other equitable relief from any court of competent jurisdiction (subject to such terms and conditions that the court determines appropriate) restraining any violation or threatened violation of any of such terms by Employee and such other persons as the court orders. The parties acknowledge and agree that judicial action, rather than arbitration, is appropriate with respect to the enforcement of the provisions of Section 5 of this Agreement. The forum for any litigation hereunder shall be the Circuit Court of Baltimore County or the United States District Court (Northern Division) sitting in Baltimore, Maryland.

6.2.    Cumulative Rights and Remedies.    Rights and remedies provided by Section 5 of this Agreement are cumulative and are in addition to any other rights and remedies any of the SBG Entities may have at law or equity.

7.    Absence of Restrictions.    Employee warrants and represents that Employee is not a party to or bound by any agreement, contract, or understanding, whether of employment or otherwise, with any third person or entity which would in any way restrict or prohibit Employee from undertaking or performing employment with SBG in accordance with the terms and conditions of this Agreement.

8.    Incentive Compensation.

8.1	Grants.

(a)Subject to a final review and approval of any adjustments downward, but not upward, thereto by SBG’s Compensation Committee (the “Comp Committee”), and provided that (i) Employee's employment has not terminated under Section 4.1(a) of this Agreement; and (ii) all conditions of the SBG Executive Performance Formula and Incentive Plan (the “EPFI”) (a copy of which is attached to this Agreement as Exhibit B) have been met and permit same, SBG may pay to Employee for fiscal year 2017 and each fiscal year thereafter a performance bonus in accordance with such EPFI in the combined value of: (a) SBG Class A Common Stock (“SBG Common Stock”) par value $.01 per share (each a “Section 8.1(a) SBG Common Stock Grant”); (b) cash, (c) options to acquire SBG Common Stock (each a “Section 8.1(a) SBG Common Stock Option Grant”); and/or (d) stock settled compensation (“SARS”) based upon the appreciation in value of SBG Common Stock (each a “Section 8.1(a) SARS Grant”). It is intended that any such payment to the Employee under this Section 8.1(a) shall satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986. For fiscal year 2017, all Section 8.1(a) SBG Common Stock Grants shall be subject to approval by the Comp Committee, with 2-year pro rata annual vesting subject to the SBG 2018 EBITDA exceeding 25% of budget, and all Section 8.1(a) SBG SARS Grants shall be subject to approval by the Comp Committee and determined in a manner consistent with SBG’s previous annual proxy statement disclosures.

(b)In addition to, or in lieu of, any performance bonus paid to the Employee under Section 8.1(a) above or as may be otherwise provided for under this Agreement, and provided that (i) Employee's employment has not terminated under Section 4.1(a) of this Agreement as of the date of any payment under this Section 8.1(b), and (ii) the 1996 SBG Long Term Incentive Plan (the “LTIP”) (a copy of the LTIP and all amendments thereto are attached to this Agreement as Exhibit C) have been met and permit payment in accordance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, SBG may, during each year of the Employment Term (beginning on January 1, 2018 and for each year thereafter during the Employment Term) and subject to a final determination and approval thereof by the Comp Committee, grant to Employee under the LTIP: (a) options to acquire SBG Common Stock, (each a “Section 8.1(b) SBG Common Stock Option Grant”), with the first Section 8.1(b) SBG Common Stock Option Grant, if any, being made for fiscal year 2018 (and with each successive Section 8.1(b) SBG Common Stock Option Grant, if any, occurring for the then applicable and successive fiscal year); and/or (b) SBG Common Stock (each a “Section 8.1(b) “SBG Common Stock Grant”), with the first Section 8.1(b) SBG Common Stock Grant, if any, being made for fiscal year 2018 (and with each successive Section 8.1(b) SBG Common Stock Grant, if any, occurring for the then applicable and successive fiscal year); and/or (c) SARS (each an “Section 8.1(b) SARS Grant”), with the first Section 8.1(b) SARS Grant, if any, being made for fiscal year 2018 (and with each successive Section 8.1(b) SARS Grant, if any, occurring for the then applicable and successive fiscal year). It is intended that any such payment to the Employee under this Section 8.1(b) shall satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986.

8.2    Terms.        Each Section 8.1(a) SBG Common Stock Grant or Section 8.1(b) SBG Common Stock Option Grant (sometimes referred to in this agreement individually as a “Section 8.1 SBG Common Stock Grant” and collectively as the “Section 8.1 SBG Common Stock Grants”) shall be granted pursuant to the terms of a written award agreement between SBG and Employee, which award agreement shall be issued pursuant to either the (i) EPFI; (ii) LTIP; and/or (iii) any successor plan(s) to either the EPFI or LTIP (all such plans are sometimes collectively referred to in this Agreement, as the "Incentive Plans"). It is intended that all Section 8.1 SBG Common Stock Grants made under this Agreement shall consist of restricted shares (“Restricted Shares”) of SBG Common Stock, which restrictions shall be as determined by the Comp Committee at the time of issuance and shall, at all times, be consistent with the restrictions applicable to the other Restricted Shares issued to others at the Company at the time the Employee is issued his Restricted Shares. It is intended that each Section 8.1(a) SARS Grant made under this Agreement in fiscal year 2017 shall be equal to, and shall have the same terms and conditions as is applicable to, any SARS granted by the Comp Committee to SBG’s Executive Chair, David D. Smith, for the fiscal year 2017. Each Section 8.1(a) SARS Grant and Section 8.1(b) SARS Grant are sometimes referred to in this agreement individually as a “Section 8.1 SARS Grant” and collectively as the “Section 8.1 SARS Grants”). It is intended that all Section 8.1 SBG Common Stock Grants and Section 8.1 SARS Grants made under this Agreement shall be awarded pursuant to the terms of an Employee's award agreement, which may contain other terms and conditions which are not inconsistent with the provisions of this Section 8 and the Incentive Plans; and that such other terms and conditions shall not impair, diminish or limit in any way the rights of Employee from those contemplated by this Section 8 or impose any conditions on Employee’s right to receive and retain the value provided by, any such each Section 8.1 SBG Common Stock Grant and/or any such Section 8.1 SARS Grant.

9.    Proprietary Rights.

9.1.    Work Product.        Employee acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Employee individually or jointly with others during the period of his employment by SBG and relating in any way to the business or contemplated business, research or development of SBG or any SBG Entity (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, the "Work Product"), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, the "Intellectual Property Rights"), shall be the sole and exclusive property of SBG. For purposes of this Agreement, Work Product includes, but is not limited to, SBG group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, designs, styles, models, audiovisual programs, inventions, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, marketing information, advertising information, and sales information.

9.2.    Work Made for Hire; Assignment.    Employee acknowledges that, by reason of being employed by SBG at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by SBG. To the extent that the foregoing does not apply, Employee hereby irrevocably assigns to SBG, for no additional consideration, Employee's entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit SBG's rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that SBG would have had in the absence of this Agreement.

9.3    Further Assurances; Power of Attorney.    During and after his employment, Employee agrees to reasonably cooperate with SBG to (a) apply for, obtain, perfect and transfer to SBG the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to SBG any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by SBG. Employee hereby irrevocably grants SBG power of attorney to execute and deliver any such documents on Employee's behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to SBG and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Employee does not promptly cooperate with SBG's request (without limiting the rights SBG shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Employee's subsequent incapacity.

9.4.    No License.    Employee understands that this Agreement does not, and shall not be construed to, grant Employee any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to him by SBG.

10.    Security.    Employee agrees and covenants (a) to comply with all SBG security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, SBG intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords, and any and all other SBG resources and communication technologies (collectively, the "Facilities Information Technology and Access Resources"); (b) not to access or use any Facilities and Information Technology Resources except as authorized by SBG; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of Employee's employment by SBG, whether termination is voluntary or involuntary. Employee agrees to notify SBG promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or tampering with any Facilities and Information Technology Access Resources or other SBG Entity property or materials by others.

11.    Miscellaneous.

11.1.    Attorneys' Fees and Costs. In any action, litigation, or proceeding (collectively, "Action") between the parties arising out of or in relation to this Agreement, the prevailing party in the Action will be awarded, in addition to any damages, injunctions, or other relief, and without regard to whether such Action is prosecuted to final appeal, such party's costs and expenses, including expert frees and reasonable attorneys' fees.

11.2.    Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement.

11.3.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) oral or written confirmation of a receipt of a facsimile transmission, (b) confirmed delivery of a standard overnight courier or when delivered by hand, or (c) the expiration of five (5) business days after the date mailed, postage prepaid, to the parties at the following addresses:

If to SBG to:                Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Cockeysville, Maryland 21030
Attn:    Chief Executive Officer

With a copy to:            Steven A. Thomas, Esquire
Thomas & Libowitz, P.A.
100 Light Street, Suite 1100
Baltimore, Maryland 21202

If to Employee to:            Employee's address as listed
from time to time, in the
personnel records of
SBG (or any affiliate thereof)

With a copy to:            Lawrence K, Cagney, Esquire
Debevoise & Plimpton, LLP
919 Third Avenue                             New York, New York 10022

or to such other address as will be furnished in writing by any party. Any such notice or communication will be deemed to have been given as of the date so mailed.

11.4.    Assignment. SBG may not assign, transfer, or delegate SBG’s rights or obligations under this Agreement and any attempt to do so is void; provided, SBG may assign this Agreement to any subsidiary of SBG or any parent of SBG, provided such assignment shall not relieve SBG of its obligations hereunder, and Employee hereby consents and agrees to be bound by any such assignment by SBG. Employee may not assign, transfer, or delegate Employee's rights or obligations under this Agreement and any attempt to do so is void. This Agreement is binding on and inures to the benefit of the parties, their successors and assigns, and the executors, administrators, and other legal representatives of Employee. No other third parties, other than SBG Entities, shall have, or are intended to have, any rights under this Agreement.

11.5.    Counterparts.    This Agreement may be signed in one or more counterparts.

11.6.    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND (REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS (INCLUDING VALIDITY, CONSTRUCTION, EFFECT, AND PERFORMANCE).

11.7.    Severability.    If the scope of any provision contained in this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by law, and Employee hereby consents that such scope may be reformed or modified accordingly and enforced as reformed or modified in any proceeding brought to enforce such provision. Subject to the immediately preceding sentence, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall not be deemed to be a part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.

11.8.    Entire Agreement.    This Agreement constitutes the entire agreement of Employee and SBG regarding Employee's employment by SBG. This Agreement amends, supersedes, and replaces all prior agreements and understandings, written or verbal, formal or informal, among the parties with respect to the employment of Employee by SBG, including the subject matter of this Agreement. This Agreement may not be amended or modified except by an agreement in writing, signed by the party against whom enforcement of any waiver, amendment, modification, or discharge is sought. Notwithstanding anything herein to the contrary, this

Agreement is not intended to supersede, amend, replace or in any way effect any Restricted Stock Award Agreement between SBG and Employee, all of which agreements shall remain in full force and effect without modification thereto.

11.9.    Interpretation.    This Agreement is being entered into among competent and experienced businessmen (who have had an opportunity to consult with counsel), and any ambiguous language in this Agreement will not necessarily be construed against any particular party as the drafter of such language.

11.10.    Continuing Obligations.    The provisions contained in the following Sections of this Agreement will continue and survive the termination of this Agreement: Sections 4.2, 5, 6, and 9.

11.11.    Taxes.    SBG may withhold from any payments under this Agreement all applicable federal, state, city, or other taxes required by applicable law to be so withheld.

11.12.    Waiver of Jury Trial.    EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 6 OF THIS AGREEMENT, SBG AND EMPLOYEE DO HEREBY JOINTLY AND SEVERALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH BOTH ARE PARTIES ARISING OUT OF, OR IN ANY MANNER PERTAINING TO, THIS AGREEMENT. IT IS UNDERSTOOD AND AGREED THAT THIS WAIVER CONSTITUTES A WAIVER OF THE RIGHT TO TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS. THIS WAIVER IS KNOWINGLY, VOLUNTARILY, AND WILLINGLY MADE BY EMPLOYEE AND SBG, AND EACH REPRESENTS AND WARRANTS TO THE OTHER THAT NO REPRESENTATIONS OF FACTS OR OPINION HAVE BEEN MADE BY ANY PERSON TO INDUCE THIS WAIVER OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. STILL FURTHER, EMPLOYEE AND SBG EACH REPRESENTS TO THE OTHER THAT EACH HAS BEEN REPRESENTED BY COUNSEL SELECTED BY SUCH PARTY TO REVIEW OR PREPARE THIS AGREEMENT OR, IF NOT REPRESENTED, THAT SUCH PARTY HAS BEEN ADVISED, AND HAS HAD THE OPPORTUNITY, TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL TO REVIEW THIS AGREEMENT PRIOR TO SIGNING THIS AGREEMENT.

11.13.    Exclusion from ERISA and Retirement and Fringe Benefit Computation. Employee and SBG do hereby jointly and severally acknowledge and agree that this Agreement shall not be regarded as an “employee benefit plan” under 29 U.S.C. § 1002(3); provided, however, that if this Agreement is ever regarded as an “employee benefit plan” under 29 U.S.C. § 1002(3), Employee and SBG acknowledge and agree that this Agreement shall be regarded as a plan which is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under 29 U.S.C. § 1051(2). Unless specifically provided otherwise pursuant to a separate plan or agreement, any payment of the Special Incentive Bonus under this Agreement shall not be taken into account as “wages,” “salary” or “compensation” in determining eligibility or benefits under (i) any pension, retirement, profit sharing or other qualified or nonqualified plan of deferred compensation, (ii) any employee welfare or fringe benefit plan, including, but not limited to, group life insurance and disability, or (iii) any form of extraordinary pay, including, but not limited to, bonuses, sick pay, and vacation pay.

11.14.    Section 409A Compliance.    This Agreement may not be amended in any way that results in a violation of section 409A of the Internal Revenue Code or any regulatory or other guidance issued by the Internal Revenue Service thereunder. In particular, except to the extent permitted by regulatory or other guidance issued by the Internal Revenue Service under section 409A(a)(3) of the Internal Revenue Code, no amendment of this Agreement shall in any way (including a change in form of distribution) result in acceleration of the timing or amount of any payment (or any portion thereof) of deferred compensation that is due under this Agreement. An amendment that permits acceleration for any one or more of the reasons that constitute exceptions to the prohibition on acceleration of payments, pursuant to Treas. Regs. § 1.409A-3(j) (as presently written or as hereafter amended, finalized, replaced or supplemented), shall not be deemed to be in violation of this Section 11.14. Notwithstanding any provision of this Agreement to the contrary, if at the time of any Earned Bonus Date, as defined in Section 8.1 of this Agreement, Employee is regarded as a “specified employee” within the meaning of section 409A(a)(2)(B) of the Code and the regulations promulgated thereunder, he may not receive any payment(s) of “deferred compensation” upon any “separation from service” as determined by SBG in accordance with section 409A(a)(2)(A)(i) of the Internal Revenue Code and the regulations promulgated thereunder, unless such payment(s) are made on or after the date that is six months after the date of such separation from service (or if earlier, the date of death of such specified employee.) Instead, any such payments to which such specified employee would otherwise be entitled during the first six (6) months following such separation from service shall be accumulated and paid on the first day of the seventh month following the date of separation from service.

11.15.    No Right to Employment.    Nothing herein contained is intended to or shall be construed as conferring upon Employee any right to continue in the employ of SBG.

11.16.    Enforcement.    The location of any arbitration regarding this Agreement shall be Baltimore County, Maryland. The forum for any litigation involving this Agreement shall be the Circuit Court of Baltimore County or the United States District Court (Northern Division) sitting in Baltimore, Maryland.
11.17.    Independent Legal Counsel. The undersigned understand and acknowledge that this Agreement was prepared by counsel for SBG. The undersigned understand that Employee and SBG may be adverse to each other regarding terms and conditions set forth in this Agreement. The undersigned acknowledge that counsel to SBG has not represented Employee in connection with the preparation of this Agreement nor provided Employee with any legal or other advice in connection with this Agreement and that Employee has been advised and urged to seek independent professional legal, tax, and financial advice in connection with deciding to enter into this Agreement.

11.18.    Arbitration and Extension of Time.    EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 6 OF THIS AGREEMENT, ANY DISPUTE OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE DETERMINED AND SETTLED BY ARBITRATION IN BALTIMORE COUNTY, MARYLAND IN ACCORDANCE WITH THE COMMERCIAL RULES OF THE AMERICAN

ARBITRATION ASSOCIATION THEN IN EFFECT, AND THE FEDERAL ARBITRATION ACT, 9 U.S.C. § 1 ET SEQ., AND JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION. THE EXPENSES OF THE ARBITRATION SHALL BE BORNE BY THE NON-PREVAILING PARTY TO THE ARBITRATION, INCLUDING, BUT NOT LIMITED TO, THE COST OF EXPERTS, EVIDENCE, AND LEGAL COUNSEL, AS DETERMINED BY THE ARBITRATOR(S) IN ANY SUCH PROCEEDING. WHENEVER ANY ACTION IS REQUIRED TO BE TAKEN UNDER THIS AGREEMENT WITHIN A SPECIFIED PERIOD OF TIME AND THE TAKING OF SUCH ACTION IS MATERIALLY AFFECTED BY A MATTER SUBMITTED TO ARBITRATION, SUCH PERIOD SHALL AUTOMATICALLY BE EXTENDED BY THE NUMBER OF DAYS, PLUS TEN (10) THAT ARE TAKEN FOR THE DETERMINATION OF THAT MATTER BY THE ARBITRATOR(S). NOTWITHSTANDING THE FOREGOING, THE PARTIES AGREE TO USE THEIR BEST REASONABLE EFFORTS TO MINIMIZE THE COSTS AND FREQUENCY OF ARBITRATION HEREUNDER.

11.19.    Payment to Beneficiaries and Beneficiary Designation.

(a)    In the event of Employee’s death at a time when Employee is entitled to receive but has not yet received any cash payments pursuant to this Agreement, any such remaining payments shall be paid to Employee’s beneficiaries.

(b)    Simultaneously with the execution of this Agreement, Employee shall designate one or more beneficiaries to receive the cash payments referred to in Section 11.19(a) of this Agreement. Such beneficiary designation shall be set forth in Exhibit A attached hereto and made a part hereof, and may be modified by Employee at any time, and from time to time, by execution of a new Exhibit A. Each designation of beneficiary will revoke all prior designations by Employee.

(c)    If the primary beneficiaries named by Employee die before Employee, and there are no living contingent beneficiaries named by Employee, SBG shall direct distribution of the cash payments payable pursuant to this Agreement to the legal representative of the estate of Employee.

11.20.    Payments to Minors.    If any person to whom any cash payment is due under this Agreement is a minor, or is reasonably found by SBG to be incompetent by reason of physical or mental disability, SBG shall have the right to cause such payments becoming due to such person to be made to another for his benefit, without responsibility of SBG to see to the application of the payment of any such payments, and such payment will constitute a complete discharge of the liabilities of SBG with respect thereto.

11.21.    Publicity.    Employee hereby irrevocably consents to customary uses and displays, by any SBG Entity and its agents, representatives and licensees (consistent with SBG’s use of similar information of other executives of SBG), of Employee's name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during the period of his employment by SBG, for all legitimate commercial and business purposes of SBG ("Permitted Uses") without further consent from or royalty, payment or other compensation to Employee. Employee hereby forever waives and releases SBG and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by SBG, arising directly or indirectly from SBG and its agents', representatives' and licensees' exercise of their rights in connection with any Permitted Uses.

[THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.]

[THE SIGNATURES OF THE PARTIES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

SINCLAIR BROADCAST GROUP, INC.
(on behalf of itself and any applicable Sinclair                             Entities)

By:    _______________________________________
Name:    _______________________________________
Title:    _______________________________________

EMPLOYEE:

/s/ Christopher S. Ripley
Christopher Ripley

[BENEFICIARY DESIGNATION FORM APPEARS AS EXHIBIT “A”]
EXHIBIT A

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
BETWEEN SINCLAIR BROADCAST GROUP, INC. AND THE UNDERSIGNED EMPLOYEE

DESIGNATION OF BENEFICIARY

By virtue of my right under the Agreement by and between Sinclair Broadcast Group, Inc. and Christopher Ripley to designate the beneficiary(ies) of benefits payable under the Agreement, and subject to any future exercise of said right by me, I hereby direct that any and all such benefits shall be paid, in accordance with the terms of the Agreement, to the person(s) named below who are living at the time of my death, and, unless otherwise expressly indicated, in equal shares among them if more than one such person shall be living at the time of my death:

PRIMARY
BENEFICIARIES:
Name    Relationship    Address

In the event that no primary beneficiary shall be living at the time of my death, I hereby direct that any remaining payment(s) shall be made to those person(s) named below who are living at the time of my death, and, unless otherwise expressly indicated, in equal shares among them if more than one such person shall be living at the time of my death:

CONTINGENT
BENEFICIARIES:
Name    Relationship            Address

In the further event that none of the persons named above, either as primary or contingent beneficiaries, shall be living at the time of my death, any remaining payment(s) shall be made to my estate pursuant to the Agreement.

NOTE: If so specified in the above designations, "person" includes a trust or corporation.

Christopher S. Ripley

(Employee Signature)    Date